Consent of Independent Certified Public Accountants

Shareholders and Board of Directors of
Holiday RV Superstores, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated January 26, 2001, except as to Notes 2 and 9, for which the date is February 12, 2001, relating to the consolidated financial statements which appear in Holiday RV Superstores, Inc.'s Annual Report on Form 10-K/A for the year ended October 31, 2000. We also consent to the incorporation by reference of our report dated February 12, 2001 relating to the financial statement schedule which appears in such Annual Report on Form 10-K/A. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



PricewaterhouseCoopers, LLP
December 12, 2001